UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2012

PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21019	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices, including zip code)

(619) 596-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Pure Bioscience, Inc. (the “Company”) has received a series of deficiency letters (the “Notification Letters”) from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that its common stock no longer met NASDAQ’s requirements for continued listing on the NASDAQ Capital Market. On August 10, 2012, the Company received from NASDAQ another decision letter (the “Decision Letter”) regarding the Company’s appeal of the delisting determination, which notified the Company that the Panel has granted the Company’s request to remain listed on the NASDAQ Capital Market subject to its satisfaction of certain conditions specified in the Decision Letter. Among those conditions are that (i) the Company complete the reverse stock split discussed in Item 5.03 of this report; (ii) the Bridge Transaction previously disclosed be amended as soon as practicable to limit the number of shares that the Company may issue as a result of conversion of the Secured Notes issued to 9.1% of the total shares outstanding as of the closing of the transaction; (iii) the Company close on or before August 24, 2012 a public offering transaction resulting in stockholders’ equity in excess of $2.5 million; (iv) the Company provide to NASDAQ no later than August 24, 2012 all assumptions clearly stated, showing stockholders’ equity above $2.5 million over the coming year; and, (v) the Company shall have evidenced on or before August 24, 2012 a closing bid price of $1.00 or more for the Company’s common stock for a minimum of ten prior consecutive trading days.

The Company shall continue to keep NASDAQ updated regarding its progress toward satisfying the conditions set forth above. The Company expects that it will continue its efforts to satisfy all requirements set forth by NASDAQ in order to maintain its NASDAQ listing, but those efforts may not be successful and the Company’s common stock may be delisted from the NASDAQ Capital Market if is not able to meet the conditions that NASDAQ has, or may in the future, require.

Item 3.03 Material Modifications to Rights of Securities Holders.

The information contained in Items 5.03 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 13, 2012, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation (“Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-8 reverse stock split of the Company’s issued and outstanding common stock, $0.01 par value per share (the “Reverse Stock Split”). The Certificate of Amendment was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on July 31, 2012.  A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

As a result of the Reverse Stock Split, each eight (8) shares of the Company’s issued and outstanding common stock was automatically combined and converted into one (1) issued and outstanding share of common stock, par value $0.01 per share. The Reverse Stock Split affected all issued and outstanding shares of common stock, as well as common stock underlying stock options, warrants, and convertible notes outstanding immediately prior to the effectiveness of the Reverse Stock Split. The Reverse Stock Split reduced the number of outstanding shares of the common stock outstanding prior to the Reverse Stock Split from approximately 57.8 million to approximately 7.2 million. The number of authorized shares of the common stock was not affected by the Reverse Stock Split.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment in lieu of such fractional share based on the average per share closing price of the common stock on the NASDAQ Capital Market for the five trading days prior to the effective date of the Reverse Stock Split, which is $0.37.

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the Reverse Stock Split reflected in their accounts after August 14, 2012. Beneficial holders may contact their bank, broker, or nominee for more information. Stockholders with shares held in certificate form are required to exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the Reverse Stock Split. Shortly after August 14, 2012, registered holders who hold shares in certificate form will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company’s transfer agent, Computer Share.

On August 14, 2012, the Company issued a press release announcing the effectiveness of the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

At the market opening on August 15, 2012, the Company’s common stock, $0.01 par value per share, began trading on the NASDAQ Capital Market on a split-adjusted basis. The Company’s common stock will continue to trade under the symbol “PURE” with 74621T 209 as its new CUSIP number. The Company’s common stock continues to be subject to delisting if it fails to satisfy NASDAQ’s minimum $1.00 minimum closing bid price requirement prior to August 24, 2012 or fails to maintain compliance with NASDAQ’s other continued listing requirements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Company’s Certificate of Incorporation
99.1	Press Release dated August 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.
Dated: August 16, 2012	By:	/s/ Michael L. Krall
Michael L. Krall President, Chief Executive Officer, Interim Chief Financial Officer